Exhibit 99.4

Item 2. Properties

The headquarters buildings of Media General, Inc., and the Richmond Times-Dispatch are owned by the Company and are adjacent to one another in Richmond, Virginia. The Company owns a third adjacent building which houses the Advertising Services & Other segment along with certain operations and support management. The Richmond newspaper is printed at a production and distribution facility in Hanover County, Virginia, near Richmond. The Company owns nine community newspapers in Virginia; these newspapers are printed in four production facilities in Virginia and distributed from facilities in or around their respective cities. Two of the Company’s 18 television stations are located in the Virginia/Tennessee market.

The Company’s broadcast television station, WFLA-TV in Tampa, Florida, owns its headquarters and studio building; this building adjoins The Tampa Tribune production plant and office building. This structure also serves as a multimedia news center where efforts are combined and information is shared among The Tampa Tribune, WFLA-TV and TBO.com. The headquarters of the Company’s Brooksville and Sebring, Florida, daily newspapers are located on leased property in their respective cities.

In North Carolina, the Winston-Salem newspaper is headquartered in one facility in downtown Winston-Salem; its newspaper is printed at a nearby production and distribution facility. Six daily newspapers in North Carolina are printed at the two production facilities in North Carolina and distributed from facilities located in or around their respective cities. Additionally, two television stations are located in the North Carolina market.

The remaining four daily newspapers are in the Mid-South market, two are located in Alabama one just across the state line in Florida, and one in South Carolina. The Mid-South market has three production facilities, two in Alabama and one in South Carolina. A majority (11) of the Company’s television stations are located in the Mid-South market of South Carolina, Georgia, Alabama and Mississippi; and the remaining two television stations are located in the Ohio/Rhode Island market.

Substantially all of the television stations are located on land owned by the Company. Eleven stations own their tower and the land, two stations own their tower but lease the land, four stations participate in 50/50 partnerships that own both the tower and the land or own the tower but lease the land, and two stations lease space on towers. The Company owns substantially all of its newspaper production equipment, production buildings and the land where these production facilities reside.

Advertising Services & Other leases space in Dallas, Texas for its advergaming operations, in Plano, Texas for its online social shopping and coupon business, and in San Ramon, California for its mobile business.

The Company considers all of its properties, together with the related machinery and equipment contained therein, to be well maintained, in good operating condition, and adequate for its present needs. The Company has pledged its assets as collateral under the current debt agreements. The Company continually evaluates future needs and from time-to-time will undertake significant projects to replace or upgrade facilities. New facilities in Bristol, Virginia and Opelika, Alabama were put in service in 2006. New facilities in Lynchburg, Virginia and Myrtle Beach, South Carolina were completed in 2008.